Exhibit 99.1

KINGSWAY ANNOUNCES INTENTION TO CHANGE JURISDICTION OF INCORPORATION

Toronto, Ontario (September 28, 2018) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced it has filed a registration statement, which includes a management proxy circular, with the Securities and Exchange Commission (“SEC”) pursuant to which the Company proposes to change its jurisdiction of incorporation from the province of Ontario to the State of Delaware in the United States of America through the adoption of a certificate of corporate domestication and a new certificate of incorporation (the “Domestication”). Following SEC clearance of the Company’s registration statement, the Company will hold a special meeting of shareholders to seek shareholder approval for the change in its jurisdiction of incorporation. Details of the Company’s special meeting of shareholders will be announced at a later date.

The Company believes that its Domestication will enable it to eliminate a number of potentially material income tax inefficiencies it believes it would inevitably encounter, particularly once the Company closes the previously announced sale of its property-casualty insurance companies, including the related distribution to Kingsway America Inc., a subsidiary of the Company, of the passive investments currently owned by its property-casualty insurance companies. The Company believes the Domestication will also reduce operating expenses and transactional inefficiencies that currently result from being subject to Canadian corporate laws despite having no operations in Canada.
Management Comments
John T. Fitzgerald, President and Chief Executive Officer, stated, “Changing our jurisdiction will reduce Kingsway’s organizational complexity and reduce our administrative costs.  It will also allow us to avoid any tax inefficiencies that would otherwise result as a byproduct of the sale of Mendota. We chose the State of Delaware to be our domicile because of its favorable corporate environment.”

About the Company
Kingsway is a holding company that owns or controls subsidiaries primarily in the insurance, extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available and include statements relating to the proposed sale of our insurance subsidiaries. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including the failure to consummate the proposed sale of our insurance subsidiaries. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2017 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Non-Solicitation
This website and the materials on this website shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Exhibit 99.1

Additional Information
Kingsway has filed a registration statement (including a prospectus) on Form S-4 with the SEC. After the registration statement has been declared effective by the SEC, a definitive prospectus will be mailed to each shareholder of common stock entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may get these documents, when available, for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting Kingsway’s website at www.kingsway-financial.com.
Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.